News	NYSE: BWS
For Immediate Release
Contact: Beth Fagan
Vice President, Public Affairs
314-854-4093

Brown Shoe Reports Fourth Quarter Earnings of $0.70 Per Diluted Share;
Q4 Adjusted EPS is $1.05, Excluding Charges.
Earnings for Full Year are $2.17; Full Year Adjusted EPS is $3.32, Excluding Charges.

ST. LOUIS, MISSOURI, March 2, 2006 - Brown Shoe Company, Inc. (NYSE: BWS) today announced net earnings were up more than 50 percent on record sales for its fourth quarter of fiscal 2005, ended January 28, 2006.
For the fourth quarter, net sales rose 25.8 percent to $599.6 million, from $476.5 million in the year-ago quarter. Net earnings rose 56.4 percent to $13.4 million, or $0.70 per diluted share, compared with net earnings of $8.5 million, or $0.46 per diluted share in 2004.
The fourth quarter fiscal 2005 net earnings reflect charges of $6.6 million, or $0.35 per diluted share, related to the Company’s closing of underperforming Naturalizer stores and the repatriation of foreign earnings. Excluding these charges, adjusted earnings were $20.0 million or $1.05 per diluted share, versus adjusted earnings of $9.7 million or $0.53 per diluted share for the year-ago period, which included net charges of $1.2 million, or $.07 per diluted share, related to a bond guarantee and a tax adjustment (see Schedule 4 for a Reconciliation of Net Earnings (GAAP Basis) to Adjusted Net Earnings (Non-GAAP)).
“We had a terrific year. Momentum built with each quarter as our wholesale and retail initiatives produced strong results for our Company,” said Ron Fromm, Chairman and Chief Executive Officer. “Our better-than-expected fourth quarter results were driven by record sales at Famous Footwear and a rebound in our wholesale business. We also were pleased by the performance of our Bennett brands. Bennett, which we acquired in April 2005, contributed $0.17 per share to our full-year earnings results - in line with our expectations. In addition, we significantly increased our cash flow from operations, managed our inventories and strengthened our balance sheet.
“In summary, while the footwear industry in general experienced good growth, our initiatives in 2005 have paid off and we believe we are well positioned to achieve our goals in 2006 and beyond,” he said. “In addition, we believe our solid top-line performance demonstrates the strong earnings leverage we can realize from sales gains.”

Brown Shoe Reports 4th Quarter and Year End Results for Fiscal 2005

Full-Year Results
Net sales for the 52 weeks of fiscal 2005 rose 18.0 percent to a record $2.3 billion, compared to $1.9 billion the year before. For fiscal 2005, Brown Shoe net earnings were $41.0 million, or $2.17 per diluted share, compared to $43.3 million, or $2.30 per diluted share in fiscal 2004.

Earnings for fiscal 2005 include $21.9 million, or $1.15 per diluted share, of charges related to the Company’s closing of underperforming Naturalizer stores, financing its Bennett acquisition and the repatriation of foreign cash. Accordingly, adjusted earnings for the full year were $62.9 million, or $3.32 per diluted share, up 30 percent from adjusted earnings of $48.3 million, or $2.57 per diluted share in fiscal 2004, which included $5.0 million, or $0.27 per diluted share of items related to the Bass transition and other net charges (see Schedule 4 for a Reconciliation of Net Earnings (GAAP Basis) to Adjusted Net Earnings (Non-GAAP)).

Results for Famous Footwear
For the fourth quarter, Famous Footwear net sales increased 8.0 percent to $284.1 million from $263.1 million a year ago. The chain increased same-store sales by 4.4 percent, as both its average unit retail prices and traffic levels were up for the quarter. Same-store sales were positive in all major categories, led by juniors’ and women’s fashion footwear and kids’ non-athletic footwear; athletics were up slightly. Operating earnings were up 34.4 percent to $15.0 million, from $11.2 million for the year-ago quarter.
For fiscal 2005, Famous Footwear sales increased 6.3 percent to $1.2 billion from $1.1 billion in 2004. Same-store sales increased 2.5 percent. The chain achieved an 11.2 percent increase in operating earnings to $67.0 million, versus $60.3 million in fiscal 2004. Famous Footwear opened 74 new stores and closed 40, to end the year with 953 stores. Total square footage increased 3.4 percent to 6.7 million square feet at the end of fiscal 2005. For 2006, plans are to open about 90 stores and close about 40-50 stores.
"We achieved a record year at Famous Footwear,” said Fromm. “The Famous Footwear management team did an outstanding job of execution, driving double-digit operating earnings gains through improved product assortments, good inventory management and expense control, and the effective use of themed marketing (across our advertising, in-store, and in our direct-to-customer pieces). As a result, our traffic levels were up every quarter versus last year, as customers responded well to our offerings.”

Results for Wholesale Division
For the fourth quarter, Wholesale sales were $249.8 million, rising 57.3 percent from $158.8 million a year ago, due in part to strong year-end shipments and a $71.2 million contribution from the newly acquired Bennett division. Operating earnings more than doubled to $27.1 million from $12.7 million in the year-ago quarter. The Bennett division contributed $5.9 million to operating earnings, and $0.11 per diluted share to earnings.

Brown Shoe Reports 4th Quarter and Year End Results for Fiscal 2005

For the full year, Wholesale sales increased 40.4 percent to $864.9 million, from $615.9 million in 2004, including a $186.2 million contribution from the Bennett division. Wholesale operating earnings were $80.1 million, increasing 78.4 percent from $44.9 million a year ago. Year-over-year gains in operating earnings were driven by a rebound of the Naturalizer brand and the children’s business and by solid contributions from the Dr. Scholl’s and the Bennett brands. Bennett contributed $13.9 million to operating earnings; after inclusion of interest costs to finance the acquisition, the Bennett division contributed $0.17 to the earnings per diluted share for the full year. For comparison purposes, excluding the 2005 contributions from Bennett and the 2004 costs of $5.6 million associated with the Bass transition, wholesale operating earnings rose 31- percent in 2005 versus 2004.

At year-end, unfilled orders for the Wholesale division were down 2.5 percent from year-ago levels, excluding the orders of the Bennett division. This decline reflects the move to an improved sell-in business model at Naturalizer in Spring 2005. The year-over-year unshipped order comparison excluding Naturalizer was up 7.5 percent.

“We feel good about the progress at Naturalizer,” said Fromm. “Despite the short-term consolidation pressures in the department store channel, our sell-through business model allows us to increase our deliveries of fresh product and meet retailers’ goals of buying closer to need. It also has allowed us to decrease our inventory and increase ‘turns.’ Going forward, our strategy is to continue providing a continuous flow of fresh merchandise at retail to maximize sell-through and profit growth.”

Results for Specialty Retail
The Specialty Retail division, which is comprised of 314 stores in North America - under the Naturalizer, F.X. LaSalle and Via Spiga names and the e-commerce subsidiary, Shoes.com - posted sales of $65.7 million in the fourth quarter of 2005, versus $54.7 million in the year-ago quarter. An operating loss of $6.7 million was incurred in the quarter, compared to an operating loss of $4.7 million the year before. The operating loss in the 2005 quarter includes $6.5 million of expenses associated with the closure of 66 underperforming Naturalizer stores. Same-store sales for the quarter were up 4.5 percent.
Last June, the Company announced a series of initiatives to strengthen its flagship Naturalizer brand by closing underperforming stores and consolidating retail administration. The initiative resulted in the closing of 95 stores.

For the full year, sales for the division were $240.0 million, compared to $209.2 million for 2004. In 2005, 49 stores were opened; 110 were closed. An operating loss of $22.7 million was incurred in 2005, compared to an operating loss of $11.2 million in 2004. The operating loss in 2005 included costs of $14.1 million related to closing the underperforming Naturalizer stores and consolidation of Canadian operations. These results reflect a 1.8 percent same-store sales increase.

Brown Shoe Reports 4th Quarter and Year End Results for Fiscal 2005

At year’s end, there were 314 Specialty Retail stores, compared to 375 at the end of fiscal 2004. Plans are to open approximately 11 stores and close about 25 stores in fiscal 2006.
“Our planned restructuring of the Naturalizer store base was completed on time and within budget,” said Fromm. “Having closed 95 unprofitable stores, we now operate a better positioned store base, which should provide a more positive economic contribution and enable us to build stronger preference for the Naturalizer brand.
“In addition, we are pleased with the progress made by our e-commerce sites, especially Shoes.com,” Fromm said. “Shoes.com has achieved a compound growth rate of approximately 100 percent since acquired by Brown Shoe in 2001, as we’ve significantly expanded our brand and product offering.”

Financial Position and Forward-Looking Guidance
The Company’s financial position remains strong. Net cash provided by operating activities in fiscal 2005 was $146.8 million. Total debt decreased to $200.0 million from $279.5 million at the end of the first quarter 2005 (following the acquisition of Bennett); this compares to $142.0 million at year-end in 2004. Inventories at year-end were very well controlled at $414.3 million, down from $421.5 million at the end of 2004, after the addition of the Bennett business and additional Famous Footwear stores. Net pretax interest expense for the year was $17.5 million versus $7.5 million last year. The debt-to-capital ratio at year-end improved to 31.5 percent from 41.5 percent at the end of 2005’s first quarter. At year-end 2004, the debt-to-capital ratio was 26.6 percent.
"Looking ahead, the financial estimates for 2006 reflect some shifting of earnings between the first and second quarters, resulting in part from the new Naturalizer business model which is built around quality ‘sell-in’ and reduced markdown and allowance exposure,” Fromm said. “Furthermore, they take into consideration the later timing of 2006 children's license sales, as well as an impacted shift in wholesale product flow following strong 2005 year end shipments which are expected to impact order timing in the first half of 2006."
Brown Shoe therefore anticipates that net earnings for the first quarter will be in the range of $0.45 to $0.50 per diluted share, including stock option expense of about $0.05 per diluted share. On an adjusted basis, excluding stock option expense, earnings per share are estimated at $0.50 to $0.55. In first quarter 2005, diluted earnings per share were $0.20, which included charges totaling $0.54 per share as set forth in Schedule 5, which resulted in adjusted earnings per share of $0.74.

Brown Shoe Reports 4th Quarter and Year End Results for Fiscal 2005

For the second quarter of 2006, net earnings are estimated at $0.55 to $0.65 per diluted share, including stock option expense of approximately $0.05 per diluted share. This compares to second quarter 2005 diluted earnings per share of $0.22. In the second quarter of 2005, Naturalizer restructuring charges of $0.09 were recorded as set forth in Schedule 5, which resulted in adjusted earnings per share of $0.31.
For fiscal 2006, the Company estimates sales of approximately $2.48 billion and net earnings per diluted share of $3.35 to $3.45, which includes costs of approximately $0.20 per share to expense stock options as required by the Statement of Financial Accounting Standards No. 123(R) - Share Based Payment. This estimate is predicated on a same-store-sales increase of 2 to 3 percent at Famous Footwear. In addition, it reflects the Company’s belief that order flow in the consolidating department store channel will normalize during the second half of the year. It also reflects a better matching of merchandise flow to customer demand in order to improve inventory turns and margin performance.
On an adjusted basis, earnings per share for fiscal 2006 are estimated at $3.55 to $3.65, compared to an adjusted earnings per share of $3.32 in fiscal 2005, as set forth in Schedule 5.

Fourth Quarter Earnings and Conference Call
A conference call to discuss fourth quarter and full-year results will be held this morning at 9:00 a.m. EST. While participation in the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast to be hosted at www.brownshoe.com/investor or www.earnings.com (at the website, type in the BWS ticker symbol to locate the broadcast).

Non-GAAP Financial Measures
In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP), and using certain non-GAAP financial measures. In particular, the Company provides historic and estimated future net earnings per diluted share excluding certain charges, and information regarding components of its reportable operating segments, which are non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to the most comparable GAAP measures, is provided in Schedules 4 and 5 of the financial tables. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that are not indicative of the Company’s core operating results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements and expectations regarding the Company’s future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) general economic conditions and the consumer’s preferences and purchasing patterns, which may be influenced by consumers' disposable income; (ii) the uncertainties of currently pending litigation; (iii) intense competition and continuing consolidation within the footwear industry; and (iv) political and economic conditions or other threats to continued and uninterrupted flow of inventory from China and Brazil, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Brown Shoe Reports 4th Quarter and Year End Results for Fiscal 2005

Brown Shoe is a $2.3 billion footwear company with global operations. The Company operates the 900+ store Famous Footwear chain, which sells brand name shoes for the family. It also operates 300+ specialty retail stores in the U.S. and Canada under the Naturalizer, FX LaSalle and Via Spiga names, and Shoes.com, the Company’s e-commerce subsidiary. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Via Spiga, Naturalizer, LifeStride, Nickels Soft, Connie and Buster Brown; it also markets licensed brands including Franco Sarto, Dr. Scholl's, Etienne Aigner, Bass and Carlos by Carlos Santana for adults, and Barbie and Disney character footwear for children. Brown Shoe press releases are available on the Company's web site at http://www.brownshoe.com.

Brown Shoe Reports 4th Quarter and Year End Results for Fiscal 2005

 SCHEDULE 1

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands)

	January 28, 2006	January 29, 2005
ASSETS

Cash and Cash Equivalents	$34,288	$79,448
Receivables, Net	158,103	97,503
Inventories, Net	414,295	421,450
Other Current Assets	18,985	24,438
Total Current Assets	625,671	622,839

Property, Plant and Equipment - Net	116,555	114,394
Other Assets	285,067	108,901
	$1,027,293	$846,134

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Maturities of Long-Term Debt	$50,000	$92,000
Trade Accounts Payable	173,083	143,982
Accrued Expenses	131,409	98,096
Income Taxes	3,828	7,437
Total Current Liabilities	358,320	341,515

Long-Term Debt	150,000	50,000
Deferred Rent	36,219	34,055
Other Liabilities	48,544	29,261
Shareholders’ Equity	434,210	391,303
	$1,027,293	$846,134

Brown Shoe Reports 4th Quarter and Year End Results for Fiscal 2005

SCHEDULE 2

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Thousands, except per share data)
	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 28, 2006	January 29, 2005	January 28, 2006	January 29, 2005
Net Sales	$599,618	$476,490	$2,292,057	$1,941,804
Cost of Goods Sold	367,019	288,776	1,393,753	1,157,437

Gross Profit	232,599	187,714	898,304	784,367
- % of Sales	38.8%	39.4%	39.2%	40.4%

Selling & Administrative Expenses	209,205	179,113	809,673	720,013
- % of Sales	34.9%	37.6%	35.3%	37.1%

Provision for Environmental Litigation Costs	-	586	-	586

Operating Earnings	23,394	8,015	88,631	63,768

Interest Expense, Net	4,538	1,398	17,484	7,481

Earnings Before Income Taxes	18,856	6,617	71,147	56,287

Income Tax (Provision) Benefit	(5,490)	1,928	(30,147)	(12,982)

NET EARNINGS	$13,366	$8,545	$41,000	$43,305

Basic Net Earnings per Common Share	$.73	$.48	$2.26	$2.42

Diluted Net Earnings per Common Share	$.70	$.46	$2.17	$2.30

Basic Number of Shares	18,258	17,962	18,173	17,917

Diluted Number of Shares	19,087	18,695	18,900	18,808

Brown Shoe Reports 4th Quarter and Year End Results for Fiscal 2005

SCHEDULE 3
BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED CASH FLOWS

(Thousands)

	Fifty-Two Weeks Ended
	January 28, 2006	January 29, 2005

OPERATING ACTIVITIES:
Net earnings	$41,000	$43,305
Adjustments to reconcile net earnings to net cash
Provided (used) by operating activities:
Depreciation and amortization	40,334	31,910
Share based compensation (income) expense	3,301	(2,698)
Loss on disposal or impairment of facilities and equipment	2,991	4,160
(Recoveries) from doubtful accounts	282	(203)
Changes in operating assets and liabilities:
Receivables	(40,201)	(15,370)
Inventories	36,572	(45,240)
Prepaid expenses and other current assets	358	(818)
Trade payables and accrued expenses	53,692	29,457
Income taxes	(3,881)	4,477
Deferred rent	2,164	6,430
Deferred income taxes	3,464	(3,873)
Other, net	6,761	437

Net cash provided by operating activities	146,837	51,974

INVESTING ACTIVITIES:
Acquisition cost, net of cash received	(206,026)	-
Capital expenditures	(36,800)	(46,227)
Other	1,141	153

Net cash used by investing activities	(241,685)	(46,074)

FINANCING ACTIVITIES:
Increase (decrease) in current maturities of long term debt, net of reclassifications	(92,000)	22,500
Proceeds from issuance of senior notes	150,000	-
Debt issuance costs	(4,733)	(1,274)
Proceeds from stock options exercised	2,585	2,581
Tax benefit related to share based plans	1,189	1,350
Dividends paid	(7,353)	(7,266)

Net cash provided by financing activities	49,688	17,891

(Decrease) increase in cash and cash equivalents	(45,160)	23,791

Cash and cash equivalents at beginning of year	79,448	55,657

Cash and cash equivalents at end of period	$34,288	$79,448

Brown Shoe Reports 4th Quarter and Year End Results for Fiscal 2005
SCHEDULE 4
BROWN SHOE COMPANY, INC.
Reconciliation of Net Earnings (GAAP Basis) to Adjusted Net Earnings (Non-GAAP)

The following is a reconciliation of our fourth quarter and full-year earnings from GAAP-reported earnings to Adjusted Net Earnings:

($ Thousands, except per share data)

	4th Quarter 2005		4th Quarter 2004		Fiscal 2005		Fiscal 2004
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS

GAAP Earnings	$13,366	$0.70	8,545	0.46	$41,000	$2.17	$43,305	$2.30

Charges / Other Items:

Naturalizer Store Closing Charges	4,189	0.22			9,216	0.49	-	-

Tax Repatriation Charge	2,438	0.13			12,000	0.63	-	-

Bridge Loan Fee	-	-	-	-	635	0.03	-	-

Bass Transition Costs	-	-	-	-	-	-	3,465	0.18

Bond Guarantee	-	-	2,191	0.12	-	-	2,191	0.12

Environmental Litigation	-	-	-	-	-	-	364	0.02

Income Tax Recovery	-	-	(1,000)	(0.05)	-	-	(1,000)	(0.05)

Total Charges / Items	6,627	0.35	1,191	0.07	21,851	1.15	5,020	0.27

Adjusted Net Earnings	$19,993	$1.05	$9,736	$0.53	$62,851	$3.32	$48,325	$2.57

As reflected in the Schedule above, earnings for fiscal 2005 include charges of:

(i)	an after-tax cost of $9.2 million or $0.49 per diluted share, to close underperforming Naturalizer stores and consolidate retail administration;

(ii)	a $12.0 million tax provision, or $0.63 per share, related to the repatriation of $102.0 million of previously untaxed foreign earnings under the American Jobs Creation Act of 2004; and

(iii)	an after-tax cost of $635,000, or $0.03 per diluted share, for a bridge loan fee associated with financing the acquisition of Bennett Footwear (completed April 22, 2005).

Earnings for fiscal 2004 included the following charges and recoveries:

(i)	$3.5 million after-tax, or $0.18 per diluted share, related to Bass transition costs;

(ii)	a charge of $2.2 million after-tax, or $0.12 per diluted share, to satisfy the Company’s guarantee of bond financing for a business it divested in 1985;

(iii)	a charge of $0.4 million after-tax, or $0.02 per diluted share, related to environmental litigation; and

(iv)	a non-cash recovery of $1.0 million, or $0.05 per diluted share, of income tax reserves as a result of the American Jobs Creation Act of 2004 which extended the Foreign Tax Credit utilization period.

Brown Shoe Reports 4th Quarter and Year End Results for Fiscal 2005

SCHEDULE 5
BROWN SHOE COMPANY, INC.
Reconciliation of EPS Guidance (GAAP Basis) to EPS Guidance Adjusted to Exclude Charges (Non-GAAP)

The following is a reconciliation of our first quarter, second quarter and full-year earnings guidance from GAAP-reported and estimated earnings to Adjusted Net Earnings:

	Estimated 1st Quarter 2006		1st Quarter 2005	Estimated 2nd Quarter 2006		2nd Quarter 2005
	Diluted EPS (low)	Diluted EPS(high)	Diluted EPS	Diluted EPS (low)	Diluted EPS (high)	Diluted EPS

GAAP Earnings	$0.45	$0.50	$0.20	$0.55	$0.65	$0.22

Charges / Other Items:

Stock Option Expense	0.05	0.05	-	0.05	0.05	-

Naturalizer Store Closing Charges	-	-	-	-	-	0.09

Tax Repatriation Charge	-	-	0.51	-	-	-

Bridge Loan Fee	-	-	0.03	-	-	-

Total Charges / Items	0.05	0.05	0.54	0.05	0.05	0.09

Adjusted Net Earnings	$0.50	$0.55	$0.74	$0.60	$0.70	$0.31

	Estimated Fiscal 2006		Fiscal 2005
	Diluted EPS (low)	Diluted EPS (high)	Diluted EPS

GAAP Earnings	$3.35	$3.45	$2.17

Charges / Other Items:

Stock Option Expense	0.20	0.20	-

Naturalizer Store Closing Charges	-	-	0.49

Tax Repatriation Charge	-	-	0.63

Bridge Loan Fee	-	-	0.03

Total Charges / Items	0.20	0.20	1.15

Adjusted Net Earnings	$3.55	$3.65	$3.32